Exhibit 99

Contacts:
Jeff Lambert or Tim Hanson

Lambert, Edwards & Associates, Inc.

616-233-0500 / aacc@lambert-edwards.com

Asset Acceptance Capital Corp. Closes Improved Credit Facility

WARREN, Mich., Dec. 30, 2004 — Asset Acceptance Capital Corp. (NASDAQ: AACC) today announced it has closed an amendment to its existing $100 million revolving credit facility with its creditors.

Asset says the primary features of the amended agreement are:
•	An extension of the term of the credit facility by one year to May 31, 2008;
•	A reduction in the interest rate at any level of corporate leverage of at least 25 basis points on Eurodollar borrowings;
•	A lowering of the unused facility fee by up to 25 basis points; and
•	A $20 million accordion feature has been added.

The Company currently has no borrowings under its lines of credit.

“Since 1994, we have enjoyed traditional financing through banks at very competitive rates,” said Brad Bradley, president and CEO of Asset Acceptance Capital Corp. “The improved terms of this amendment reflects our strong financial performance.”

About Asset Acceptance Capital Corp.
For more than 40 years, Asset Acceptance has provided credit originators, such as credit card issuers, consumer finance companies, retail merchants, utilities and others, an efficient alternative in recovering defaulted consumer debt. For more information, please visit www.assetacceptance.com.

Asset Acceptance Safe Harbor Statement
This press release contains certain statements, including the Company’s plans and expectations regarding its operating strategies, charged-off receivables and costs, which are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company’s views, at the time such statements were made, with respect to the Company’s future plans, objectives, events and financial results such as revenues, expenses, income, earnings per share, capital expenditures, and other financial items. Forward-looking statements are not guarantees of future performance; they are subject to risks and uncertainties. In addition, words such as “estimates,” “expects,”

Asset Acceptance, LLC et al. Fourth Amendment to Credit Agreement

“intends,” “should,” “will,” variations of such words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions (“Risk Factors”) that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. There are a number of factors, many of which are beyond the Company’s control, which could cause actual results and outcomes to differ materially from those described in the forward-looking statements. Risk Factors include, among others: ability to purchase charged-off consumer receivables at appropriate prices, ability to continue to acquire charged-off receivables in sufficient amounts to operate efficiently and profitably, employee turnover, ability to compete in the marketplace, acquiring charged-off receivables in industries that the Company has little or no experience, integration and operations of newly acquired businesses, and additional factors discussed in the Company’s reports filed with the Securities and Exchange Commission and exhibits thereto. Other Risk Factors exist, and new Risk Factors emerge from time to time that may cause actual results to differ materially from those contained in any forward- looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. Furthermore, the Company expressly disclaims any obligation to update, amend or clarify forward-looking statements.

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Asset Acceptance, LLC et al. Fourth Amendment to Credit Agreement